Exhibit 10.11

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

GLOBAL LONG-TERM INCENTIVE GRANT AGREEMENT

(2015-2017 Performance Cycle)

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Company”), hereby grants to the individual (the “Participant”) named in the Long-Term Incentive Grant Notice (the “Notice”) a Long-Term Incentive Grant (the “LTI Grant”) with respect to the Performance Cycle and Performance Goals set forth in the Notice, subject to the terms and provisions of the Notice, this Global Long-Term Incentive Grant Agreement, including any country-specific appendix (this “Agreement”) and the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time (the “Plan”). Unless and until the Committee determines that an Award is payable with respect to the LTI Grant, in the manner set forth in Sections 4 or 5 hereof, the Participant shall have no right to payment based on the LTI Grant. Prior to payment of an Award based on the LTI Grant, the LTI Grant represents an unsecured obligation of the Company payable, if at all, from the general assets of the Company. All references to action of or approval by the Committee shall be deemed to include action of or approval by any other person(s) to whom the Committee has delegated authority to act.

The LTI Grant is subject to the following terms and conditions (including the country-specific terms set forth in Appendix A to the Agreement):

The Participant must execute and deliver or electronically accept the terms set forth in this Agreement, in the manner and within a period specified by the Committee. The Committee may, in its sole discretion, cancel the LTI Grant if the Participant fails to execute and deliver or electronically accept this Agreement and related documents within the specified period.

1. Definitions. For purposes of the Plan, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Notice.

(a) Affiliate. “Affiliate” means any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company, in each case, as determined by the Committee.

(b) Disability. “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan.

(c) Early Retirement. “Early Retirement” means retirement from active employment other than Normal Retirement, as determined by the Committee, in its sole discretion.

(d) LTI Award Payout. “LTI Award Payout” means the number of shares of Common Stock (if the Award is settled in shares) or the amount (if the Award is settled in cash) in either case with the value determined as the product of (a) the LTI Grant Target multiplied by (b) the Performance Goal Attainment Factor (subject to the Committee’s discretion specified in Section 4(c)), and, in the case of a Participant who terminates employment before the last day of the Performance Cycle, further multiplied by (c) the Participation Period Factor.

(e) LTI Grant Target. “LTI Grant Target” means the target number of shares of Common Stock or amount set forth in the Notice.

(f) Maximum Goal Factor. “Maximum Goal Factor” means the maximum percentage set forth in the Notice.

(g) Normal Retirement. “Normal Retirement” means retirement from active employment under (a) a pension plan of the Mondelēz Group, (b) an employment contract with any member of the Mondelēz Group, or (c) a local labor contract, on or after the date specified as normal retirement age in the pension plan, employment contract or local contract, if any, under which the Participant is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or such contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence, a Participant’s termination shall be treated as Normal Retirement as the Committee, in its sole discretion, deems equivalent to retirement.

(h) Participation Period Factor. “Participation Period Factor” means a fraction, the numerator of which is the number of months (including partial months, rounded up to the next whole month) the Participant was actively employed by the Mondelēz Group during the Performance Cycle and the denominator of which is the number of months (including partial months, rounded up to the next whole month) in the Performance Cycle. The Committee, in its sole discretion, may adjust the Participation Period Factor.

(i) Performance Cycle. “Performance Cycle” means the performance period set forth in the Notice over which the attainment of the Performance Goals will be measured for the purpose of determining the LTI Award Payout.

(j) Performance Goal Attainment Factor. “Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the level at which the Performance Goals have been attained as determined by the Committee.

(k) Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2. Incorporation of Terms of Plan. The LTI Grant is subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control except as otherwise expressly set forth in this Agreement.

3. Vesting and Forfeiture.

(a) Vesting. Subject to Sections 3(b) and 5 of this Agreement, if the Committee determines that the Performance Goals for the Performance Cycle have been met and the other terms and conditions set forth in the Plan have been satisfied, an Award will be made to the Participant based on the Participant’s LTI Award Payout. Except as otherwise provided in Section 3(b)(i) and Section 5 below, in the case of an LTI Grant that is intended to constitute Qualified Performance-Based Compensation, no Award will be payable unless and until the Committee has certified in writing whether and the extent to which the Performance Goals for the Performance Cycle have been attained.

(b) Forfeiture. Except as provided herein, if the Participant has not been continuously and actively employed with a member of the Mondelēz Group that employs the Participant (the “Employer”),

from the date of the Notice through the last date of the Performance Cycle or if the Participant is not an employee in good standing with the Employer on the date of payment in Section 4(a) hereof, the LTI Grant will be forfeited immediately and without any further action by the Company or the Committee. For purposes of the preceding sentence, the Participant will not be considered to be continuously and actively employed with the Employer once he or she has stopped providing services, notwithstanding any notice period mandated under the employment laws of the country where the Participant resides (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws of the country where the Participant resides), unless otherwise determined by the Company on a country-by-country basis. The Committee has the exclusive discretion to determine when a Participant is no longer actively employed for purposes of the LTI Grant, subject to compliance with Section 409A of the Code.

(i) Death/Disability. If the Participant dies or terminates active employment with the Mondelēz Group due to Disability during the first year of the Performance Cycle, no Award will be made based on the LTI Grant for the Performance Cycle. If the Participant dies or terminates employment with the Mondelēz Group due to Disability after the first year of the Performance Cycle, an LTI Award Payout will be made to the Participant calculated by using a Performance Goal Attainment Factor equal to 100%, subject to compliance with the payment timing provisions set forth in Section 4(a)(iii) hereof.

(ii) Retirement. If a Participant terminates active employment with the Mondelēz Group prior to the end of the Performance Cycle as a result of the Participant’s Early or Normal Retirement, if the Committee in its sole discretion so determines, the Participant shall retain a prorated portion of the LTI Grant with a potential Award payable based on actual attainment of the Performance Goals at the same time an Award (if any) is payable to other participants for the Performance Cycle. The proration of the LTI Grant will be calculated by applying the Participant’s Participation Period Factor as determined in the sole discretion of the Committee, subject to compliance with the payment timing provisions set forth in Section 4 hereof. If the Committee determines that there has been a legal judgment and/or legal development in the jurisdiction where the Participant resides that results in the favorable treatment on Early or Normal Retirement described in this section being deemed unlawful and/or discriminatory, then the Company will not apply such favorable treatment, and the Participant shall forfeit as of the date of the termination any rights under the LTI Grant.

4. Payment.

(a) Form and Time of Payment.

(i) Form of Payment. Subject to the terms of the Plan, the Notice and this Agreement, and except as otherwise expressly provided and subject to the terms of this Agreement (including Appendix A hereto), any Award that becomes payable in accordance with Section 3 hereof shall be paid in whole shares of Common Stock, which shall be issued in book-entry form, registered in the Participant’s name. In the event the LTI Award Payout results in less than a whole number of shares of Common Stock, the LTI Award Payout shall be rounded up to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of an Award).

(ii) Certification; Performance Goal Attainment Factor Determination. Following the completion of the Performance Cycle and, subject to Section 3(b)(i) and Section 5 hereof, prior to the payment of an Award, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Cycle and shall determine the Performance Goal Attainment Factor with respect to the Award.

(iii) Payment Timing. Except as otherwise provided in the following sentence, the LTI Award Payout shall be paid as soon as practicable following the date the Committee certifies that the Performance Goals for the Performance Cycle have been attained and determines an LTI Grant has vested and is payable for the Performance Cycle, but in no event later than March 15 of the taxable year following the end of the Performance Cycle, including upon a Participant’s Early or Normal Retirement. An Award that becomes payable under Section 3(b)(i) hereof in connection with a Participant’s death or termination resulting from Disability shall be paid within 75 days following the Participant’s death or termination of employment, as applicable, but in any event no later than March 15 following the year of death or termination from Disability.

(b) Conditions to Payment of an Award. Notwithstanding any other provision of this Agreement (including without limitation Section 3(a) hereof):

(i) The Award shall not become payable to the Participant or his or her legal representative unless and until the Participant or his or her legal representative shall have satisfied all applicable withholding obligations for Tax-Related Items (as defined in Section 8 below), if any, in accordance with Section 8 hereof.

(ii) The Company shall not be required to issue or deliver any certificate or certificates (whether in electronic or other form) for any shares of Common Stock in payment of the Award prior to the fulfillment of all of the following conditions: (A) the admission of the Common Stock to listing on all stock exchanges on which the Common Stock is then listed, (B) the completion of any registration or other qualification of the Common Stock under any state or federal law or under rulings or regulations of the Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Common Stock is not so registered, a determination by the Company that the issuance of the Common Stock would be exempt from any such registration or qualification requirements, (C) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the Award becomes payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A of the Code.

(c) Payment Amount. If the LTI Grant is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce the Performance Goal Attainment Factor (resulting in the reduction or elimination (including to zero), but not an increase, in the amount otherwise payable under the LTI Grant) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. If the LTI Grant is not intended to constitute Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the LTI Grant) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under an LTI Grant contemplated in the foregoing sentences increase the amount payable under an LTI Grant that is intended to constitute Qualified Performance-Based Compensation.

5. Treatment Upon a Change in Control.

(a) Grants under the Plan Are Assumed. Notwithstanding anything contained herein to the contrary or Section 6(a) of the Plan, upon a Change in Control, the LTI Grant shall be converted to cash, regardless of actual or projected performance, equal in value to the product of (a) the target number of shares of Common Stock specified in the LTI Grant Target multiplied by (b) the closing share price of the Common Stock on last trading day immediately preceding the closing date of the Change in Control (the “Change in Control Value”). For the avoidance of doubt, if the LTI Grant Target is denominated in cash only, then the Change in Control Value will equal the dollar amount of the LTI Grant Target. Following the Change in Control, if outstanding Grants other than Incentive Awards under the Plan are assumed or replaced in accordance with Section 6(a)(i) of the Plan, then so long as the Participant remains employed with the Mondelēz Group (or any successor entity thereto), the Change in Control Value and any accrued but unpaid dividend equivalents through the date of the Change in Control will be paid to the Participant within 60 days following the last day of the Performance Cycle; provided, however, if the Participant’s employment with, or performance of services for, the Mondelēz Group (or any successor entity thereto) is terminated by the Mondelēz Group (or any successor entity thereto) for any reasons other than Cause within the two-year period commencing on the Change in Control, then the Participant will receive a pro rata payment within 60 days following termination equal to the product of (a) the Change in Control Value multiplied by (b) a fraction whereby the numerator is the number of days completed in the applicable Performance Cycle and the denominator of which is the total number of days in the Performance Cycle, plus any accrued but unpaid dividend equivalents through the date of the Change in Control. For the avoidance of doubt, if the Participant is eligible to participate in the Mondelēz International, Inc. Change in Control Plan for Key Executives, this Section 5(a) will only apply if the Participant does not terminate employment with the Mondelēz Group (or any successor entity thereto) during the Performance Cycle related to the LTI Grant. If the Participant is eligible to participate in the Mondelēz International, Inc. Change in Control Plan for Key Executives and terminates employment with the Mondelēz Group (or any successor entity thereto) during the Performance Cycle, then payment will be made in accordance with the Mondelēz International, Inc. Change in Control Plan for Key Executives.

(b) Grants under the Plan Are Not Assumed. If outstanding Grants other than Incentive Awards under the Plan are not assumed or replaced in accordance with Section 6(a)(i) of the Plan, then the Participant will receive a pro rata cash payment immediately following the Change in Control equal to the product of (a) the Change in Control Value multiplied by (b) a fraction whereby the numerator is the number of days completed in the applicable Performance Cycle and the denominator of which is the total number of days in the Performance Cycle, plus any accrued but unpaid dividend equivalents through the date of the Change in Control.

6. Restrictions and Covenants.

(a) In addition to such other conditions as may be established by the Company or the Committee, in consideration for making a Grant under the terms of the Plan, the Participant agrees and covenants as follows for a period of twelve (12) months following the date of Participant’s termination of employment from the Mondelēz Group:

1.

to protect the Mondelēz Group’s legitimate business interests in its confidential information, trade secrets and goodwill, and to enable the Mondelēz Group’s ability to reserve these for the exclusive knowledge and use of the Mondelēz Group, which is of great competitive importance and commercial value to the Mondelēz Group, the Participant, without the express written permission of the Executive Vice President of Human Resources of the Company, will not engage in any conduct in which Participant contributes his/her knowledge and skills, directly or indirectly, in whole or in part, as an executive, employer, employee, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as the Mondelēz Group, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Participant has reason to know has been under development by the Mondelēz Group during Participant’s employment with the Mondelēz Group). Participant will not engage in any activity that may require or inevitably require Participant’s use or disclosure of the Mondelēz Group’s confidential information, proprietary information and/or trade secrets;

2.	to protect the Mondelēz Group’s investment in its employees and to ensure the long-term success of the business, Participant, without the express written permission of the Executive Vice President of Human Resources of the Company, will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Mondelēz Group; and

3.	to protect the Mondelēz Group’s investment in its development of good will and customers and to ensure the long-term success of the business, Participant will not directly or indirectly solicit (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message and SMS text messaging) or attempt to directly or indirectly solicit, contact or meet with the current or prospective customers of the Mondelēz Group for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Mondelēz Group.

The provisions contained herein in Section 6 are not in lieu of, but are in addition to the continuing obligation of the Participant (which Participant acknowledges by accepting any Grant under the Plan) to not use or disclose the Mondelēz Group’s trade secrets or Confidential Information known to the Participant until any particular trade secret or Confidential Information becomes generally known (through no fault of the Participant), whereupon the restriction on use and disclosure shall cease as to that item. For purposes of this agreement, “Confidential Information” includes, but is not limited to, certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material which are the property of the Mondelēz Group. Participant understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) A main purpose of the Plan is to strengthen the alignment of long-term interests between Participants and the Mondelēz Group by providing an ownership interest in the Company, and to prevent former employees whose interests become adverse to the Company from maintaining that ownership interest. By acceptance of any Grant (including the LTI Grant) under the Plan, the Participant acknowledges and agrees that if the Participant breaches any of the covenants set forth in Section 6(a):

1.	all unvested or unearned Grants (including any unearned portion of the LTI Grant) shall be immediately forfeited;

2.	the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Grants at any time if Participant is not in compliance with all terms and conditions set forth in the Plan including, but not limited to, Section 6(a);

3.	the Participant shall repay to the Mondelēz Group the net proceeds of any Plan benefit that occurs at any time after the earlier of the following two dates: (i) the date twelve months immediately preceding any such violation; or (ii) the date six (6) months prior to the Participant’s termination of employment with the Mondelēz Group. The Participant shall repay to the Mondelēz Group the net proceeds in such a manner and on such terms and conditions as may be required by the Mondelēz Group, and the Mondelēz Group shall be entitled to set-off against the amount of any such net proceeds any amount owed to the Participant by the Mondelēz Group, to the extent that such set-off is not inconsistent with Section 409A of the Code or other applicable law. For purposes of this Section, net proceeds shall mean the fair market value of the shares of Common Stock less any Tax-Related Items; and

4.	the Mondelēz Group shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security as Participant acknowledges that such breach would cause the Mondelēz Group to suffer irreparable harm. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c) If any provision contained in this Section 6 shall for any reason, whether by application of existing law or law which may develop after Participant’s acceptance of a Grant under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, the Participant agrees to join the Mondelēz Group in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

7. Clawback Policy/Forfeiture. The Participant understands and agrees that in the Committee’s sole discretion, the Company may cancel all or part of the LTI Grant or require repayment by the Participant to the Company of all or part of any LTI Award Payout underlying any vested LTI Grant pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company, including a violation of Section 6 above, from time to time. In addition, any payments or benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is listed or traded, as may be in effect from time to time.

8. Withholding Taxes. The Participant acknowledges that regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer, in their discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the LTI Grant, including the vesting or payment of any Award relating to the LTI Grant, the receipt of any dividends or cash payments in lieu of dividends, or the subsequent sale of shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the LTI Grant or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to any Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the vesting or payment of any Award relating to the LTI Grant or sale of shares of Common Stock issued pursuant to the Award, as the case may be, by deducting the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items withholding due from the LTI Award Payout or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of shares of Common Stock as described herein, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock due to the Participant at vesting, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of such Tax-Related Items withholding.

The Company is also authorized to satisfy the actual Tax-Related Items withholding arising from the vesting or payment of any Award relating to the LTI Grant, the sale of shares of Common Stock issued pursuant to the Award or hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received by the Participant. Such open-market sale is on the Participant’s behalf and at the Participant’s direction pursuant to this authorization without further consent.

Furthermore, the Company and/or the Employer are authorized to satisfy the Tax-Related Items withholding arising from the vesting or payment of any Award relating to the LTI Grant, or sale of shares issued pursuant to the Award, as the case may be, by withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer.

If the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant may elect the form of withholding in advance of any Tax-Related Items withholding event, and in the absence of the Participant’s election, the Company will deduct the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items withholding due from the LTI Award Payout, or the Committee may determine that a particular method be used to satisfy any Tax Related Items withholding.

Shares of Common Stock deducted from the LTI Award Payout in satisfaction of Tax-Related Items withholding shall be valued at the Fair Market Value of the Common Stock received in payment of the Award on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws. If the Participant is covered by a Company tax equalization policy, the Participant also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

To avoid any negative accounting treatment or for any other reason, the Company may withhold or account for Tax-Related Items or theoretical taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Stock if the Participant fails to comply with his or her Tax-Related Items obligations.

9. Nature of the Grant. By participating in the Plan and in exchange for receiving the LTI Grant, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the LTI Grant is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of LTI Grants, even if LTI Grants have been made in the past;

(c) all decisions with respect to future LTI Grants, if any, will be at the sole discretion of the Committee;

(d) the Participant’s participation in the Plan is voluntary;

(e) the LTI Grant and the shares of Common Stock subject to the LTI Grant are not intended to replace any pension rights or compensation;

(f) the LTI Grant and the shares of Common Stock subject to the LTI Grant and the income and the value of the same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the LTI Grant resulting from the failure to reach Performance Goals or termination of the Participant’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of his or her employment agreement, if any), and in consideration of the LTI Grant to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Mondelēz Group, waives his or her ability, if any, to bring any such claim, and releases the Mondelēz Group from any such claims. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(i) the following provisions apply only if the Participant is providing services outside the United States:

(A) the LTI Grant and the shares of Common Stock subject to the LTI Grant are not part of normal or expected compensation or salary for any purpose; and

(B) neither the Company, the Employer nor any other member of the Mondelēz Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the

United States Dollar that may affect the value of the LTI Grant or any shares of Common Stock delivered to the Participant upon vesting of the LTI Grant or of any proceeds resulting from the Participant’s sale of such shares.

10. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other LTI Grant materials (“Data”) by and among the Mondelēz Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Mondelēz Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all LTI Grants or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to UBS Financial Services, Inc. (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant an LTI Grant or other equity awards or administer or maintain such Grants. The Participant also understands that the Company has no obligation to substitute other forms of Grants or compensation in lieu of the LTI Grant as a consequence of the Participant’s refusal or withdrawal of his or her consent. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

11. Nontransferability of LTI Grant. The LTI Grant or the interests or rights therein may not be transferred in any manner other than by will or by the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, in violation of the provisions herein, the LTI Grant shall immediately become null and void and any rights to receive a payment under the LTI Grant shall be forfeited.

12. Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable hereunder unless and until certificates representing such Common Stock (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Common Stock and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Common Stock. Notwithstanding the foregoing, in accordance with Section 9 of the Plan, the Company may pay dividend equivalents on the outstanding LTI Grant subject to such restrictions and conditions as the Committee may establish.

13. Adjustments. For LTI Grants that are intended to constitute Qualified Performance-Based Compensation, the Performance Goals, as well as the manner in which the LTI Award Payout is calculated is subject to adjustment as provided in Section 5(d) of the Plan and the Notice. For LTI Grants not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to one or more of the Performance Goals, as well as the manner in which the LTI Award Payout is calculated, as the Committee in its sole discretion deems appropriate. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

14. NO GUARANTEE OF CONTINUED EMPLOYMENT. THE PARTICIPANT HEREBY ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE LTI GRANT PURSUANT TO THE PROVISIONS OF THE PLAN AND THIS AGREEMENT IS EARNED ONLY IF THE PERFORMANCE GOALS ARE ATTAINED AND THE OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THE PLAN ARE SATISFIED AND BY THE PARTICIPANT CONTINUING TO BE EMPLOYED (SUBJECT TO THE PROVISIONS OF SECTION 3(b) HEREOF) AT THE WILL OF THE EMPLOYER (AND NOT THROUGH THE ACT OF BEING EMPLOYED BY THE EMPLOYER, BEING GRANTED AN LTI GRANT, OR RECEIVING COMMON STOCK HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE RIGHT TO EARN A PAYMENT UNDER THE LTI GRANT SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT DURING THE PERFORMANCE CYCLE, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE AND IN ACCORDANCE WITH APPLICABLE EMPLOYMENT LAWS OF THE COUNTRY WHERE THE PARTICIPANT RESIDES OR BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICE CONTRACT WITH THE EMPLOYER.

15. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except as provided in the Notice, the Plan or this Agreement or by means of a writing signed by the Company and the Participant. Nothing in the Notice, the Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of the Commonwealth of Virginia, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of the Commonwealth of Virginia to the rights and duties of the parties. Unless otherwise provided in the Notice, the Plan or this Agreement, the Participant is deemed to submit to the exclusive jurisdiction of the Commonwealth of Virginia, U.S.A., and agrees that such litigation shall be conducted in the courts of Henrico County, Virginia, or the federal courts for the United States for the Eastern District of Virginia.

16. Conformity to Securities Laws. The Participant acknowledges that the Notice, the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Notice, the Plan and this Agreement shall be administered, and the LTI Grant is made, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Notice, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

17. Administration and Interpretation. The terms and provisions of the Plan (a copy of which will be made available online or furnished to the Participant upon written request to the Office of the Corporate Secretary, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015) are incorporated herein by reference. To the extent any provision in the Notice or this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern except as otherwise expressly set forth in this Agreement. The LTI Grant, the vesting of the LTI Grant and any issuance of Common Stock upon payment of the LTI Grant are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended from time to time. Any question or dispute regarding the administration or interpretation of the Notice, the Plan Agreement and this Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons.

18. Headings. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the LTI Grant for construction or interpretation.

19. Notices. Any notice required or permitted hereunder shall be (i) given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party or (ii) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and shall be deemed effectively given upon such delivery. Any documents required to be given or delivered to the Participant related to current or future participation in the Plan may also be delivered through electronic means as described in Section 26 below.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

21. Severability. Whenever feasible, each provision of the Notice, this Agreement and the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision in the Notice, the Plan or this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Notice, the Plan or this Agreement.

22. Code Section 409A. This LTI Grant is intended to be exempt from Section 409A of the Code and shall be interpreted, operated and administered in a manner consistent with such intent. This Agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement or the Plan shall provide a basis for any person to take action against the Mondelēz Group based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the LTI Grant made hereunder, and Mondelēz Group shall not under any circumstances have any liability to any participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

23. No Advice Regarding LTI Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of any shares of Common Stock issued in payment of the LTI Grant. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

24. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. Appendix. Notwithstanding any provisions in this Agreement, the LTI Grant shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

26. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan or on the LTI Grant and on any shares of Common Stock issued in payment of the LTI Grant, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28. Insider Trading/Market Abuse Laws. The Participant acknowledges that the Participant is subject to insider trading and/or market abuse laws, which affect the Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times as the Participant is considered to have “material nonpublic information” or “inside information” (as defined by the laws in the Participant’s country). The Participant also acknowledges that the Participant is subject to the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. The Participant acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and is hereby advised to speak to his or her personal advisor on this matter.

29. Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant or any other participant of the Plan.

***

The Participant acknowledges that the Participant has reviewed the Plan, the Notice and this Agreement (including any appendices hereto) in their entirety and fully understands their respective provisions. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Notice or this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date of the Notice.

MONDELĒZ INTERNATIONAL, INC.

/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary